                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Kevin P. Bagby
Vice President and CFO
330/856-2443

           STONERIDGE RAISES FIRST-QUARTER EARNINGS PER SHARE GUIDANCE
                     AND PROVIDES OUTLOOK FOR FULL-YEAR 2003
   -- Expects first-quarter earnings per share greater than current consensus estimate --
          -- Full-year expectations in line with consensus estimate --

WARREN, Ohio - April 15, 2003 - Stoneridge, Inc. (NYSE: SRI) announced today that it expects earnings per share for the first quarter to exceed its prior guidance and the current First Call consensus estimate.

The Company expects net income for the first quarter ending March 31, 2003 will approximate $0.30 to $0.32 per share, up from the Company's prior guidance of $0.24 to $0.26 per share. The current First Call consensus earnings estimate for the first quarter is $0.25 per share. Last year, the Company reported first-quarter net income of $0.25 per share.

Stoneridge also announced that it expects 2003 net income to be in the range of $0.90 to $0.95 per share. This guidance is in line with the current First Call consensus estimate of $0.93 per share for the full year.

In commenting on the earnings per share guidance, Cloyd J. Abruzzo, president and chief executive officer, said, "Our first-quarter results will reflect our debt repayment progress as well as a smaller than anticipated decline in the North American commercial vehicle market."

Stoneridge will host a conference call at 11 a.m. Eastern time on Thursday, April 24, 2003 to discuss its first-quarter results. Log on to www.stoneridge.com or www.vcall.com to access the call. If you are unable to listen to the live webcast, a replay will be archived on both of the Web sites.

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-road vehicle markets. Sales in 2002 were approximately $637 million. Additional information about Stoneridge can be found on the World Wide Web at www.stoneridge.com.

                                    - more -

Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Factors that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer, a decline in automotive, medium- and heavy-duty truck or agricultural vehicle production, the failure to achieve successful integration of any acquired company or business, labor disputes involving the Company or its significant customers, risks associated with conducting business in foreign countries, or a decline in general economic conditions. In addition, this release contains time-sensitive information that reflects management's best analysis only as of the date of this release. Stoneridge does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in Stoneridge's periodic filings with the Securities and Exchange Commission.

                                      # # #

                                       5